Exhibit 99.1

Dollar Tree Stores, Inc. Announces $100 Million Accelerated Share Repurchase

CHESAPEAKE, Va. – August 31, 2007 - Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation's leading operator of single-price point dollar stores, today announced  that after market close on August 30, 2007 it entered into an agreement with Merrill Lynch International to repurchase approximately $100 million of its common shares under an accelerated share repurchase program. Dollar Tree will acquire these common shares under the $500 million share repurchase program announced on November 21, 2006. Upon completion of this transaction, the Company will have about $98 million remaining in future authorized share repurchases.  This is the Company’s third accelerated share repurchase program since December 2006.

The specific number of shares to be repurchased is generally based on the volume weighted average share price of the company’s common shares during the term of the accelerated share repurchase program, subject to collar provisions that establish the minimum and maximum price and number of shares to be repurchased under the agreement.

Under the agreement, Dollar Tree will immediately pay $100 million. The Company will initially receive approximately 1.6 million shares --based on a calculation of approximately 70% of the top end of the collar-- and will receive the additional shares by the end of an estimated 1 to 4.5 month period contemplated to complete the transaction, depending on market conditions. All of the repurchased shares will be retired.  Prior to issuance of this press release, no trading activity has occurred in the public market related to this accelerated share repurchase program.

"We believe share repurchase, facilitated in part by accelerated share repurchase programs, is an efficient use of capital that provides long term benefit to our shareholders," said President and CEO Bob Sasser. “In late July we completed our second accelerated program for $150 million, announced on March 29, 2007, that was subsequently followed by $75 million of open market purchases completed in early August under a 10b-5-1 plan.”

Dollar Tree Stores operated 3,334 stores in 48 states as of August 4, 2007.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan or estimate. For example, our forward-looking statements include statements regarding our intentions to repurchase stock, the method and timing as well as the number of shares repurchased, related expenditures and the benefits of such transaction.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10 - K filed April 4, 2007 and our Quarterly Report on Form 10-Q filed June 14, 2007. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com

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